Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee Stock Purchase Plan of Apartment Investment and Management Company of our reports dated February 24, 2020, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company and the effectiveness of internal control over financial reporting of Apartment Investment and Management Company included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 18, 2020